Exhibit 99.1

DD3 Acquisition Corp. II Announces the
Separate Trading of Its Class A Common
Stock and Warrants Commencing on or
About January 27, 2021

Mexico City, Mexico, January 26, 2021 — DD3 Acquisition Corp. II (the “Company”), today announced that holders of the units sold in the Company’s initial public offering of 12,500,000 units completed on December 10, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about January 27, 2021. Any units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DDMXU,” and each of the shares of Class A common stock and warrants will separately trade on Nasdaq under the symbols “DDMX” and “DDMXW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

DD3 Acquisition Corp. II

contact@dd3.mx